Exhibit 2(c)


                                                 January 12, 1998


Mr. Howard S. Leight
Howard Leight Industries, Inc.
7828 Waterville Road
San Diego, CA  92173

Dear Howard:

     Reference is made to that certain Asset Purchase Agreement between Bacou USA Safety, Inc. and Howard S. Leight & Associates, Inc. dated as of December 31, 1997 (the "Agreement").

     In connection with the negotiation and execution of the Agreement, we reached certain additional agreements with respect to your future relationship with Bacou, S.A. This letter is intended to memorialize those agreements.

     As discussed, Bacou, S.A. will cause you to be elected as a member of the Board of Directors of Bacou USA, Inc. for at least five years, provided that Bacou, S.A. maintains its majority ownership interest in Bacou USA, Inc.

     Further, this will confirm that, in my capacity as Chairman, President and CEO of Bacou Engineering, S.A., I will vote for your election to the Board of Directors of Bacou, S.A. and cause you to be so elected for at least five years, provided that I maintain voting control over the selection of directors of Bacou, S.A.

     While serving as a director of Bacou, S.A., you will be entitled to receive compensation and benefits at the same levels available to other directors of Bacou, S.A., including the grant of stock options at such times, in such amounts and at such prices as granted from time to time to the directors of Bacou, S.A.

     If this letter accurately reflects our mutual understandings, please sign this letter in the space indicated below.

                                    Very truly yours,

                                    BACOU, S.A.


                                    By:/s/ Philippe Bacou
                                    --------------------------------------------
                                           Philippe Bacou
                                           Chairman, President and CEO


                                    BACOU ENGINEERING, S.A.


                                    By:/s/ Philippe Bacou
                                    --------------------------------------------
                                           Philippe Bacou
                                           Chairman, President and CEO


Accepted and agreed:


/s/ Howard S. Leight
-------------------------------
    Howard S. Leight